EMPIRE BANC CORPORATION
DIRECTORS' FEE DEFERRAL PLAN

  1. Establishment. Empire Banc Corporation (the Company), hereby establishes the Empire Banc Corporation Directors' Fee Deferral Plan and (the "Plan") for Eligible Directors of the Company.

  2.  Effective Date.  The Plan shall become effective May 1, 1995.

  3. Purpose. The purpose of the Plan is to provide Eligible Directors with the opportunity to defer the payment of income taxes on Directors' Fees and to establish a rate of return on such deferrals that provide additional incentives to eligible Directors to perform their duties in a manner that enhances the Company's financial performance.

  4.  Definitions.

  Reserve Account. The term "Reserve Account" shall have the meaning given in Paragraph 6 of the Plan.

  Bank.  The term "Bank" shall mean Empire National Bank.

  Committee. The term "Committee" shall mean the Compensation Committee of the Company's Board of Directors.

  Company. The term "Company" shall mean Empire Banc Corporation, and its successors and assigns.

  Crediting Rate. For any Plan Year, the term "Crediting Rate" shall mean the Bank's average earning asset rate for the immediately preceding fiscal year, as reported to shareholders in the Company's annual report.

  Election Agreement. The term "Election Agreement" shall mean each and every Election Agreement executed by an Eligible Director and delivered to the Company hereunder, the form of which is attached to the Plan as Exhibit A, and is incorporated by reference herein.

  Eligible Director. The term "Eligible Director" shall mean any present or future director of the Company, the Bank or any affiliate of the Company that adopts this Plan.

  Meeting Fees. The "Meeting Fees" that would be paid to a Participating Director by the Company, the Bank, or any affiliate of the Company that has adopted the Plan during the Plan Year in question. In no event does the term Meeting Fee include any retainer fee paid by the Company, the Bank, or any affiliate of the Company.

  Participating Director. The term "Participating Director" shall mean an Eligible Director who has executed and delivered an Election Agreement to the Company.

  Payment Date. The term "Payment Date" shall mean the earliest to occur of the following dates:


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      (i)    The date of the Director's sixty-fifth birthday; or
      (ii)   The date of the Participating Director's Retirement; or
      (iii)  The Participating Director's death; or
      (iv)   The Participating Director's total and permanent disability.

  Plan. The term "Plan" shall mean the Empire Banc Corporation Directors' Fee Deferral Plan, as it may be amended from time to time.

  Plan Year. The Plan Year shall be January 1 to December 31, of each year, except that the first Plan Year shall be May 1 to December 31.

  Retirement. The term "Retirement" shall mean the voluntary or involuntary resignation of a director, the removal of a director with or without cause or the conclusion of a director's term of office where the director is not reelected by shareholders of the Company to a succeeding term.

  5.  Directors' Elections.

      (a) Meeting Fee Deferral Election. Each Eligible Director shall be given an opportunity by the Company on an annual basis to defer receipt of all (but not less than all) of the Meeting Fees, which such Eligible Director has the opportunity to earn during the next succeeding Plan Year through service as an Eligible Director. In order to participate in the Plan for a particular Plan Year, an Eligible Director must elect in writing to participate, and such election must be made prior to the first day of the applicable Plan Year, except that the election for the first Plan Year may be made at any time prior to the first day of the Effective Date.

  To make an effective election, a properly completed and executed Election Agreement must be received by the Company at the address specified on such Election Agreement.

  6.  Reserve Account.

      (a) Establishment of Account. The Company shall establish and maintain a Reserve Account for each Participating Director. The Reserve Account shall reflect all entries required to be made pursuant to the terms and conditions of the Participating Director's Election Agreement.

      (b) Credits to Account. The Company shall credit to a Participating Director's Reserve Account the Meeting Fees that would be payable to the Participating Director, had the Participating Director not elected to participate in the Plan. The amounts that are credited to Participating Director's Reserve Account shall accrue interest at an annual rate equal to the Crediting Rate, credited on a monthly basis, such interest shall be calculated based on the average monthly balance of the Participating Director's Reserve Account during each Plan Year.
The Committee shall keep such records as are necessary to determine the value of a Participating Director's Reserve Account. The Committee shall adjust the Crediting Rate as of the first day of each Plan Year to reflect the then current earning asset rate of the Bank.

  7.  Payment of Account Value.
      (a) General. The Company shall, with respect to the Reserve Account for each Participating Director, cause to be paid to such Participating Director (or any applicable alternate payee, as determined under the Plan or the applicable Election Agreement) on or promptly

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after the applicable Payment Date, the value of such Reserve Account in
120 substantially equal payments, which shall be determined by assuming that the rate of return on the Reserve Account, while it is being paid to the Participating Director, is the Crediting Rate in effect on the Payment Date, all pursuant to the express terms and conditions of the Plan and the applicable Election Agreement. A Participating Director may elect not to receive payment of his Reserve Account as of his sixty-fifth birthday, and instead to receive payments under this Plan as of the next applicable Payment Date. Such election must be made at least 90 days before, and in the calendar year prior to, his sixty-fifth birthday. A Participating Director may also elect to receive a lump sum payment of his initial Reserve Account, as of his payment date, provided that such election is made at least 90 days before and in the calendar year prior to the Payment Date.

      (b) Disability. If a Payment Date occurs by reason of a determination by the Company that the Participating Director has become totally and permanently disabled, and if the disability is due to mental incapacity, the payments deliverable under the Plan and the applicable Election Agreement shall be issued in the name of and delivered to the Participating Director's legally appointed personal representative. If no such representative has been appointed, then delivery date shall be in the name of and to the Participating Director's spouse, or if the Participating Director is then unmarried, then such shares of stock shall be held until the persons who would be entitled thereto, if the Participating Director were then to die interstate, make proper claim of the Company for such dollar amount. Such payment shall be made to the Participating Director if the disability is not due to mental incapacity.

      (c) Death. If a Payment Date occurs because the Participating Director shall die, the payments required to be delivered under the Plan and the applicable Election Agreement shall be promptly issued in the name and delivered to the Participating Director's beneficiary (or beneficiaries) as designated in the applicable Election Agreement, or, if none are so designated, in the name of and to the legally appointed personal representative of the Participating Director's estate. If no legal proceedings for such appointment have been instituted within sixty days after receipt by the Company of notice of the Participating Director's death, such delivery shall be in accordance with the last sentence of Paragraph 7(b) above. If payments have already commenced to a Participating Director and the Participating Director dies, then the remaining payments shall be made to the individuals or entities as otherwise determined in this Paragraph 7(c), at the same time such payments would have been made to the Participating Director.

  8. Administration. The Committee shall be solely responsible for the administration of the Plan, but may delegate any portion of such responsibility that they determine to be appropriate. To the extent consistent with the terms of the Plan, the Committee shall have the power to interpret any Plan provision, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations that it deems necessary or advisable to administer the Plan.

  9. Status of Account. The Company shall have full and unrestricted use of all property or amounts payable pursuant to the Plan, and title to and beneficial ownership of any assets which the Company may earmark to pay the amounts hereunder shall at all times remain in the Company and no Eligible Director shall have any property interest whatsoever in any

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specific assets of the Company.  The Reserve Account is not intended to be a trust account or escrow account for the benefit of a Participating Director or any other person, or an asset segregation for the benefit of a Participating Director or any other person. The sole right of a Participating Director, or a Participating Director's heirs or personal representatives, is a right as an unsecured general creditor of the Company to claim any dollar amount to which the Participating Director's Election Agreement and the Plan. Notwithstanding the above provisions, the Company may establish a grantor trust to provide additional security to Participating Directors that amount under this Plan will be properly paid, provided that the status of Participating Directors with respect to assets of the grantor trust remains that of general unsecured creditors. The Company shall provide each Participating Director with an annual report of his or her Reserve Account balance within 30 days following the end of each Plan Year.

  10. Amendment or Termination. The Company may, at any time and from time to time, terminate the Plan or make such amendments as it deems advisable; provided, however, that no such termination or amendment shall adversely affect or impair the contract rights of a Participating Director with respect to an effective Election Agreement, unless such Participating Director shall consent in writing to such termination or amendment. The Company's right to amend the Plan shall include the right to amend prospectively the initial Crediting Rate and to change the form of payments that may be made from the Plan.

  11. Non-Plan Deferral Arrangements. The Company does not intent that this Plan replace or supersede any existing retainer deferral arrangement or preclude the Company from implementing additional deferral arrangements.

  12. Costs of Enforcement. The Company shall pay all expenses of a Director, including but not limited to attorney fees, incurred in enforcing payments by the Company pursuant to this Plan.

  13. Future Director Terms. Nothing in this Plan or in any Election Agreement shall obligate a director to continue as such, or to accept any nomination for a future term as a director of the Company, or require the Company to nominate or cause the nomination of the director for a future term as a director of the Company. For purposes of this provision, the term "Company" shall include Empire National Bank and any affiliate of the Company that adopts this Plan.

  14. No Alienation. No shares of Stock amount deliverable under the Plan or under an Election Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrances or change, other than by will or the laws of descent and distribution.

  15. Withholding. The Company is entitled to withhold and deduct from any amounts due from the Company to a Participating Director, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related taxes arising directly or indirectly in connection with the Plan or any Election Agreement, and the Company may require the Participating Director to remit promptly to the Company the amount of such taxes before taking any future actions with respect to the Participating Director's Reserve Account or Election Agreement. For purposes of this provision, the term "Company" shall include Empire National Bank, and any affiliate of the Company that has adopted this Plan.

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  16.  Binding Effect.  This Agreement shall bind the Director, the
Company, Empire National Bank, and any affiliate of the Company that has adopted the Plan, and their beneficiaries, survivors, executors, administrators and transferees.

  17. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Michigan, except to the extent preempted by the laws of the United States of America.

                             CERTIFICATION
  The foregoing Plan was duly adopted by the Board of Directors on the 26th day of January, 1995.

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                                     EMPIRE BANC CORPORATION

                                     By:  /s/ William T. Fitzgerald, Jr.
                                          ------------------------------
                                     Its:   Secretary

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